Exhibit 2.1

SEPARATION AGREEMENT

by and between

EXPEDIA, INC.

and

TRIPADVISOR, INC.

Dated as of December 20, 2011

TABLE OF CONTENTS

ARTICLE I	INTERPRETATION	2
1.01.	Definitions	2
1.02.	Schedules	13

ARTICLE II	THE SEPARATION	14
2.01.	Separation	14
2.02.	Implementation	14
2.03.	Transfer of Separated Assets; Assumption of Assumed Liabilities	14
2.04.	Separated Assets	15
2.05.	Deferred Separated Assets	16
2.06.	Excluded Assets	16
2.07.	Liabilities	16
2.08.	Third Party Consents and Government Approvals	17
2.09.	Preservation of Agreements	18
2.10.	Ancillary Agreements	18
2.11.	Resignations	18
2.12.	Cooperation	18
2.13.	Intercompany Accounts Between the Expedia Group and the TripAdvisor Group	18
2.14.	Disclaimer of Representations and Warranties	19

ARTICLE III	DEFERRED SEPARATION TRANSACTIONS	19
3.01.	Deferred Transfer Assets	19
3.02.	Unreleased Liabilities	20
3.03.	No Additional Consideration	21

ARTICLE IV	TREATMENT OF OLD EXPEDIA WARRANTS IN THE SEPARATION	21
4.01.	Old Expedia Warrants	21
4.02.	Stock Certificates and Related Matters	22

ARTICLE V	COVENANTS	23
5.01.	General Covenants	23
5.02.	Covenants of TripAdvisor	23
5.03.	Cash Balance True Up	24

ARTICLE VI	THE RECLASSIFICATION	24
6.01.	Conditions to the Reclassification	24
6.02.	Actions in Connection with the Reclassification	26

ARTICLE VII	MUTUAL RELEASES; INDEMNIFICATION	26
7.01.	Release of Pre-Separation Claims	26
7.02.	Indemnification by TripAdvisor	29
7.03.	Indemnification by Expedia	29
7.04.	Procedures for Indemnification of Third Party Claims	30

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7.05.	Procedures for Indemnification of Direct Claims	31
7.06.	Adjustments to Liabilities	31
7.07.	Payments	32
7.08.	Contribution	32
7.09.	Remedies Cumulative	33
7.10.	Survival of Indemnities	33
7.11.	Shared Liabilities	33

ARTICLE VIII	INSURANCE	34
8.01.	Insurance Matters	34

ARTICLE IX	EXCHANGE OF INFORMATION; CONFIDENTIALITY	35
9.01.	Agreement for Exchange of Information; Archives	35
9.02.	Ownership of Information	36
9.03.	Compensation for Providing Information	36
9.04.	Record Retention	36
9.05.	Other Agreements Providing for Exchange of Information	37
9.06.	Production of Witnesses; Records; Cooperation	37
9.07.	Confidentiality	38
9.08.	Protective Arrangements	39
9.09.	Disclosure of Third Party Information	39

ARTICLE X	DISPUTE RESOLUTION	40
10.01.	Interpretation; Agreement to Resolve Disputes	40
10.02.	Dispute Resolution; Mediation	40
10.03.	Arbitration	41
10.04.	Costs	41
10.05.	Continuity of Service and Performance	41

ARTICLE XI	FURTHER ASSURANCES	41
11.01.	Further Assurances	41

ARTICLE XII	CERTAIN OTHER MATTERS	43
12.01.	Auditors and Audits; Annual and Quarterly Financial Statements and Accounting	43

ARTICLE XIII	SOLE DISCRETION OF EXPEDIA; TERMINATION	45
13.01.	Sole Discretion of Expedia	45
13.02.	Termination	45

ARTICLE XIV	MISCELLANEOUS	45
14.01.	Limitation of Liability	45
14.02.	Counterparts	45
14.03.	Entire Agreement	45
14.04.	Construction	46
14.05.	Signatures	47
14.06.	Assignability	47

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14.07.	Third Party Beneficiaries	47
14.08.	Payment Terms	47
14.09.	Governing Law	48
14.10.	Notices	48
14.11.	Severability	48
14.12.	Publicity	49
14.13.	Survival of Covenants	49
14.14.	Waivers of Default; Conflicts	49
14.15.	Amendments	49

-iii-

SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of December 20, 2011, is entered into by and between Expedia, Inc., a Delaware corporation (“Expedia”), and TripAdvisor, Inc., a Delaware corporation and wholly owned subsidiary of Expedia (“TripAdvisor”).

RECITALS:

WHEREAS, the Board of Directors of Expedia (“Expedia Board”) has determined it is in the best interests of Expedia and its stockholders to separate Expedia and TripAdvisor into two publicly-traded companies by separating the businesses comprising Expedia’s TripAdvisor media group from Expedia’s remaining businesses by way of Expedia and its Subsidiaries effecting the Separation Transactions (as defined below), and thereafter implementing a reclassification of the capital stock of Expedia pursuant to the Spin-Off Charter Amendments (as defined below);

WHEREAS, following the merger of a wholly owned subsidiary of Expedia with and into Expedia on December 14, 2011, the outstanding shares of capital stock of Expedia consist solely of common stock, par value $0.001 per share, of Expedia (“Old Expedia Common Stock”) and Class B common stock, par value $0.001 per share, of Expedia (“Old Expedia Class B Common Stock” and, together with the Old Expedia Common Stock, the “Old Expedia Capital Stock”);

WHEREAS, the Expedia Board has adopted a resolution approving amendments to Expedia’s amended and restated certificate of incorporation (the “Spin-Off Charter Amendments”) and recommended that the holders of Expedia capital stock approve and adopt the Spin-Off Charter Amendments pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), whereby, among other matters, the Old Expedia Common Stock and the Old Expedia Class B Common Stock will be reclassified (the “Reclassification”) as follows:

Each then issued and outstanding share of Old Expedia Common Stock will be reclassified into (a) one share of common stock, par value $0.0001 per share, of Expedia (“New Expedia Common Stock”) and (b) 1/100th of a share of Series 1 Mandatory Exchangeable preferred stock, par value $0.001 per share, of Expedia (the “New Expedia Series 1 Preferred Stock”), which 1/100th of a share of New Expedia Series 1 Preferred Stock shall, pursuant to its terms, automatically and immediately exchange into one share of common stock, par value $0.001 per share, of TripAdvisor (“TripAdvisor Common Stock”);

Each then issued and outstanding share of Old Expedia Class B Common Stock will be reclassified into (a) one share of Class B common stock, par value $0.0001 per share, of Expedia and (b) 1/100th of a share of Series 2 Mandatory Exchangeable preferred stock, par value $0.001 per share, of Expedia (the “New Expedia Series 2 Preferred Stock”), which 1/100th of a share of New Expedia Series 2 Preferred Stock shall, pursuant to its terms, automatically and immediately exchange into one share of Class B common stock, par value $0.001 per share, of TripAdvisor (“TripAdvisor Class B Common Stock”);

WHEREAS, at a meeting of stockholders of Expedia held on December 6, 2011, the holders of Old Expedia Capital Stock and the holders of formerly outstanding shares of Series A Cumulative Convertible Preferred Stock, par value $0.001 per share, of Expedia approved, by the requisite votes, the Spin-Off Charter Amendments and an amendment to Expedia’s amended and restated certificate of incorporation pursuant to which Expedia will implement a one-for-two reverse stock split with respect to the Old Expedia Common Stock and Old Expedia Class B Common Stock prior to implementing the Reclassification (the “Reverse Stock Split”);

WHEREAS, pursuant to their terms, the warrants to purchase shares of Old Expedia Common Stock set forth on Schedule 1.01(a) (the “Old Expedia Warrants”) will be converted into (a) warrants to purchase shares of New Expedia Common Stock (“New Expedia Warrants”) and (b) warrants to purchase shares of TripAdvisor Common Stock (“TripAdvisor Warrants”);

WHEREAS, in connection with the separation of Expedia and TripAdvisor, TripAdvisor and its Subsidiaries will, subject to the terms and provisions of this Agreement, enter into credit facilities separate from those of Expedia, the net cash proceeds of borrowings under which will be distributed by TripAdvisor Holdings to Expedia prior to the Contribution (as hereinafter defined) and the Reclassification;

WHEREAS, the Parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures described above; and

WHEREAS, Expedia and TripAdvisor intend that the Separation (as defined below) and the Reclassification will qualify for United States federal income tax purposes as transactions that are generally tax free under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and hereby adopt this Agreement as a “plan of reorganization.”

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

INTERPRETATION

1.01. Definitions. The capitalized words and expressions and variations thereof used in this Agreement or in its schedules, unless a clearly inconsistent meaning is required under the context, shall have the meanings set forth below:

“2011 Internal Control Audit and Management Assessments” has the meaning set forth in Section 12.01(b).

“AAA” has the meaning set forth in Section 10.03.

“Accounts Receivable” means in respect of any Person, (a) all trade accounts and notes receivable and other rights to payment from customers and all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or otherwise disposed of or services rendered to customers, (b) all other accounts and notes receivable and all security for such accounts or notes, and (c) any claim, remedy or other right relating to any of the foregoing.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by any Person or any Governmental Authority or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such first Person as of the date on which or at any time during the period for when such determination is being made. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Agent” has the meaning set forth in Section 4.02.

“Agreement” means this Separation Agreement, including all of the Schedules hereto.

“Ancillary Agreements” has the meaning set forth in Section 2.10.

“Applicable Law” means any applicable law, statute, rule or regulation of any Governmental Authority or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

“Appurtenances” means, in respect of any Land, all privileges, rights, easements, servitudes, hereditaments and appurtenances and similar interests belonging to or for the benefit of such Land, including all easements and servitudes appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of, access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto.

“Asset-Related Claims” means, in respect of any Asset, all claims of the owner against Third Parties relating to such Asset, whether choate or inchoate, known or unknown, absolute or contingent, disclosed or non-disclosed.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of owners or Third Parties or elsewhere), whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of a Person, including the following:

(a) Real Property;

(b) Tangible Personal Property;

(c) Inventories;

(d) Accounts Receivable;

(e) Contractual Assets;

(f) Governmental Authorizations;

(g) Business Records;

(h) Intangible Property Rights;

(i) Insurance Benefits;

(j) Asset-Related Claims; and

(k) Deposit Rights.

“Assumed Liabilities” has the meaning set forth in Section 2.07.

“Business Concern” means any corporation, company, limited liability company, partnership, joint venture, trust, unincorporated association or any other form of association.

“Business Day” means any day excluding (a) Saturday, Sunday and any other day which, in New York City is a legal holiday or (b) a day on which banks are authorized by Applicable Law to close in New York City.

“Business Records” means, in respect of any Person, all data and Records relating to such Person, including client and customer lists and Records, referral sources, research and development reports and Records, cost information, sales and pricing data, customer prospect lists, customer and vendor data, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, personnel Records (subject to Applicable Law), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records.

“Claim Notice” has the meaning set forth in Section 7.04(b).

“Code” has the meaning set forth in the recitals hereto.

“Confidential Information” has the meaning set forth in Section 9.07(a).

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under Applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking, but excluding this Agreement and any Ancillary Agreement save as otherwise expressly provided in this Agreement or in any Ancillary Agreement.

“Contractual Asset” means, in respect of any Person, any Contract of, or relating to, such Person, any outstanding offer or solicitation made by, or to, such Person to enter into any Contract, and any promise or undertaking made by any other Person to such Person, whether or not legally binding.

“Contribution” means the contribution by Expedia of all of the outstanding equity interests in TripAdvisor Holdings to TripAdvisor.

“Deferred Beneficiary” has the meaning set forth in Section 3.01(b).

“Deferred Excluded Asset” has the meaning set forth in Section 3.01(a).

“Deferred Separated Asset” has the meaning set forth in Section 3.01(a).

“Deferred Transactions” has the meaning set forth in Section 11.01(a)(ii).

“Deferred Transfer Asset” has the meaning set forth in Section 3.01(a).

“Deposit Rights” means rights relating to deposits and prepaid expenses, claims for refunds and rights of set-off in respect thereof.

“DGCL” has the meaning set forth in the recitals hereto.

“Disclosing Party” has the meaning set forth in Section 9.08.

“Dispute” has the meaning set forth in Section 10.02(a).

“Dispute Notice” has the meaning set forth in Section 10.02(a).

“Effective Date” means December 20, 2011.

“Effective Date Cash Balance” has the meaning set forth in Section 5.03.

“Effective Time” means 5:20 p.m., Eastern standard time, on the Effective Date.

“EHS Liabilities” means any Liability arising from or under any Environmental Law or Occupational Health and Safety Law.

“Employee Matters Agreement” means the Employee Matters Agreement among the Parties to be dated as of even date herewith.

“Encumbrance” means, with respect to any asset, mortgages, liens, hypothecations, pledges, charges, security interests or encumbrances of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law.

“Environmental Law” means any Applicable Law from any Governmental Authority (a) relating to the protection of the environment (including air, water, soil and natural resources) or (b) the use, storage, handling, release or disposal of Hazardous Substances.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.06(a).

“Expedia” has the meaning set forth in the preamble hereto.

“Expedia’s Auditors” has the meaning set forth in Section 12.01(a).

“Expedia Board” has the meaning set forth in the recitals hereto.

“Expedia Claims” has the meaning set forth in Section 7.01(b).

“Expedia Group” means Expedia, its Subsidiaries (other than any member of the TripAdvisor Group) and their respective domestic and international businesses, assets and liabilities.

“Expedia Indemnified Parties” has the meaning set forth in Section 7.02.

“Expedia Parties” has the meaning set forth in Section 7.01(a).

“Expedia Releasors” has the meaning set forth in Section 7.01(b).

“Expedia Warrant Factor” means 0.47023, which equals (x) (a) $28.55, the closing per-share price of Old Expedia Common Stock trading “regular way” on December 20, 2011, as listed on the Nasdaq as of 4:00 p.m. Eastern time, minus (b) $15.125, 0.5 times the closing per-share price of TripAdvisor Common Stock in the “when issued market” on December 20, 2011, as listed on the Nasdaq as of 4:00 p.m. Eastern time, divided by (y) $28.55, the closing per-share price of Old Expedia Common Stock trading “regular way” on December 20, 2011, as listed on the Nasdaq as of 4:00 p.m. Eastern time.

“GAAP” has the meaning set forth in Section 2.04(d).

“Governmental Authority” means any court, arbitration panel, governmental or regulatory authority, agency, stock exchange, commission or body.

“Governmental Authorization” means any Consent, license, certificate, franchise, registration or permit issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority or pursuant to any Applicable Law.

“Ground Lease” means any long-term lease (including any emphyteutic lease) of Land in which most of the rights and benefits comprising ownership of the Land and the Improvements thereon or to be constructed thereon, if any, and the Appurtenances thereto for the benefit thereof, are transferred to the tenant for the term thereof.

“Ground Lease Property” means, in respect of any Person, any Land, Improvement or Appurtenance of such Person that is subject to a Ground Lease.

“Group” means the Expedia Group or the TripAdvisor Group, as the context requires.

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and any derivative or by-products thereof.

“Improvements” means, in respect of any Land, all buildings, structures, plants, fixtures and improvements located on such Land, including those under construction.

“Indemnified Party” has the meaning set forth in Section 7.04(a).

“Indemnifying Party” has the meaning set forth in Section 7.04(b).

“Information” means any information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, test procedures, research, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, manufacturing techniques, manufacturing variables, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, products, product plans, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer information, customer services, supplier information, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Benefits” means, in respect of any Asset or Liability, all insurance benefits, including rights to Insurance Proceeds, arising from or relating to such Asset or Liability.

“Insurance Proceeds” means those monies (in each case net of any costs or expenses incurred in the collection thereof and net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments)):

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured.

“Intangible Property Rights” means, in respect of any Person, all intangible rights and property of such Person, including IT Assets, going concern value and goodwill.

“Intercompany Accounts” means all balances related to indebtedness, including any intercompany indebtedness, loan, guaranty, receivable, payable or other account between a member of the Expedia Group, on the one hand, and a member of the TripAdvisor Group, on the other hand.

“Inventories” means, in respect of any Person, all inventories of such Person wherever located, including all finished goods (whether or not held at any location or facility of such Person or in transit to or from such Person), work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Person in production of finished goods.

“IRS Ruling” has the meaning set forth in Section 6.02(a).

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipments and all associated documentation.

“Land” means, in respect of any Person, all parcels and tracts of land in which the Person has an ownership interest.

“Liability” means, with respect to any Person, any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under any Applicable Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions) or Order of any

Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, in each case, whether or not recorded or reflected or otherwise disclosed or required to be recorded or reflected or otherwise disclosed, on the books and records or financial statements of any Person, including any Specified Financial Liability, EHS Liability or Liability for Taxes.

“Nasdaq” means the Nasdaq Stock Market.

“New Expedia Common Stock” has the meaning set forth in the recitals hereto.

“New Expedia Series 1 Preferred Stock” has the meaning set forth in the recitals hereto.

“New Expedia Series 2 Preferred Stock” has the meaning set forth in the recitals hereto.

“New Expedia Warrants” has the meaning set forth in the recitals hereto.

“Notice Period” has the meaning set forth in Section 7.04(b).

“Occupational Health and Safety Law” means any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Old Expedia Capital Stock” has the meaning set forth in the recitals hereto.

“Old Expedia Class B Common Stock” has the meaning set forth in the recitals hereto.

“Old Expedia Common Stock” has the meaning set forth in the recitals hereto.

“Old Expedia Warrants” has the meaning set forth in the recitals hereto.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means any action taken by a Person that is in the ordinary course of the normal, day-to-day operations of such Person and is consistent with the past practices of such Person.

“Parties” together and each “Party” individually, means the parties to this Agreement and, in the singular, means either of them.

“Person” means any individual, Business Concern or Governmental Authority.

“Potential Contributor” has the meaning set forth in Section 7.06(a).

“Prime Rate” means the rate which JPMorgan Chase Bank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the Parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

“Prospectus” means the prospectus forming part of the Registration Statement as it may be amended or supplemented from time to time.

“Providing Party” has the meaning set forth in Section 9.08.

“Real Property” means any Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Reclassification” has the meaning set forth in the recitals hereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Registration Statement” means the registration statement on Form S-4 first filed by Expedia and TripAdvisor with the SEC on July 27, 2011 (together with all amendments thereto) in connection with the registration under the Securities Act of the shares of New Expedia Common Stock, the shares of TripAdvisor Common Stock, the New Expedia Warrants and the TripAdvisor Warrants.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC pursuant to the Securities Act.

“Remaining Expedia Businesses” means all Expedia businesses other than the Separated Businesses.

“Remaining Expedia Entity” means any Business Concern that is a member of the Expedia Group on and after the Effective Time.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“Requesting Party” has the meaning set forth in Section 9.01(a).

“Response” has the meaning set forth in Section 10.02(a).

“Retained Liabilities” has the meaning set forth in Section 2.07.

“Retaining Person” has the meaning set forth in Section 3.01(b).

“Reverse Stock Split” has the meaning set forth in the recitals hereto.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Party Representatives” has the meaning set forth in Section 10.02(a).

“Separated Assets” has the meaning set forth in Section 2.04.

“Separated Businesses” (a) the businesses and operations of TripAdvisor and its subsidiaries as described in the Prospectus, (b) any other business conducted primarily through the use of the Separated Assets prior to the Effective Time and (c) the businesses and operations of the Business Concerns acquired or established by or for TripAdvisor or any of its Subsidiaries after the date of this Agreement.

“Separated Entities” means those Business Concerns which are identified on Schedule 2.04(b) and which on and after the Effective Time shall form part of the TripAdvisor Group.

“Separation” means the transfer of the Separated Entities and Separated Businesses, directly or indirectly, from Expedia to TripAdvisor.

“Separation Transactions” has the meaning set forth in Section 2.02(a).

“Shared Liability” means any Liability from, relating to, arising out of, or derivative of any matter, claim or litigation, whether actual or potential, associated with any securities law litigation relating to any public disclosure (or absence of public disclosure) with respect to the Separated Businesses or the Separated Entities made by Expedia prior to the Effective Time, including the fees and expenses of outside counsel retained by Expedia in connection with the defense and/or settlement of any such matter. For purposes of this definition, the phrase “securities law litigation” shall include claims alleging any untrue statement or omission to state a material fact in alleged violation of the Securities Act, the Exchange Act or any similar state law and any claims premised on, related to or derivative of such alleged statements, omissions or violations, whether payable to any current, past or future holders of Expedia or TripAdvisor securities, to any of the co-defendants in such action or to any Governmental Authority. For the avoidance of doubt, Shared Liability shall include those matters set forth on Schedule 2.07(c). Notwithstanding anything in Section 7.06 to the contrary, the amount of any Shared Liability shall be net of any insurance proceeds actually recovered by or on behalf of any member of the Expedia Group or any member of the TripAdvisor Group.

“Specified Financial Liabilities” means, in respect of any Person, all liabilities, obligations, contingencies, instruments and other Liabilities of a financial nature with Third Parties of, or relating to, such Person, including any of the following:

(a) foreign exchange contracts;

(b) letters of credit;

(c) guarantees of Third Party loans;

(d) surety bonds (excluding surety for workers’ compensation self-insurance);

(e) interest support agreements on Third Party loans;

(f) performance bonds or guarantees issued by Third Parties;

(g) swaps or other derivatives contracts;

(h) recourse arrangements on the sale of receivables or notes; and

(i) indemnities for damages for any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, undertaking or obligation.

“Spin-Off Charter Amendments” has the meaning set forth in the recitals hereto.

“Subsidiary” of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which a majority of the total voting power of capital stock or other interests entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, is at the time owned or controlled, directly or indirectly, by such Person.

“Tangible Personal Property” means, in respect of any Person, all machinery, equipment, tools, furniture, office equipment, supplies, materials, vehicles and other items of tangible personal or movable property (other than Inventories and IT Assets) of every kind and wherever located that are owned or leased by the Person, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance Records and other documents relating thereto.

“Tax” or “Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement among the Parties to be dated as of even date herewith.

“Third Party” means a Person (a) that is not a Party to this Agreement, other than a member of the Expedia Group or a member of the Trip Advisor Group, and (b) that is not an Affiliate thereof.

“Third Party Claim” has the meaning set forth in Section 7.04(b).

“Third Party Consent” has the meaning set forth in Section 2.08.

“Transfer Impediment” has the meaning set forth in Section 3.01(a).

“Transition Services Agreement” means the Transition Services Agreement among the Parties to be dated as of even date herewith.

“TripAdvisor Annual Report” has the meaning set forth in Section 12.01(d).

“TripAdvisor’s Auditors” has the meaning set forth in Section 12.01(a).

“TripAdvisor Claims” has the meaning set forth in Section 7.01(a). “TripAdvisor” has the meaning set forth in the preamble hereto.

“TripAdvisor Class B Common Stock” has the meaning set forth in the recitals hereto.

“TripAdvisor Common Stock” has the meaning set forth in the recitals hereto.

“TripAdvisor Group” means the Separated Entities, the domestic and international businesses, Subsidiaries and investments owned, operated and/or managed thereby and the assets and liabilities contained therein.

“TripAdvisor Group Balance Sheet” means the combined balance sheet of “TripAdvisor Holdings” as of September 30, 2011, substantially in the form attached as Schedule 1.01(b).

“TripAdvisor Holdings” means TripAdvisor Holdings, LLC, a Massachusetts limited liability company and a direct wholly owned subsidiary of Expedia.

“TripAdvisor Indemnified Parties” has the meaning set forth in Section 7.03.

“TripAdvisor Opening Balance Sheet” has the meaning set forth in Section 2.04(e).

“TripAdvisor Parties” has the meaning set forth in Section 7.01(b).

“TripAdvisor Releasors” has the meaning set forth in Section 7.01(a).

“TripAdvisor Warrant Factor” means 0.52977, which equals (x) $15.125, 0.5 times the closing per-share price of TripAdvisor Common Stock in the “when issued market” on December 20, 2011, as listed on the Nasdaq as of 4:00 p.m. Eastern time, divided by (y) $28.55, the closing per-share price of Old Expedia Common Stock trading “regular way” on December 20, 2011, as listed on the Nasdaq as of 4:00 p.m. Eastern time.

“Unreleased Liabilities” has the meaning set forth in Section 3.02.

“Unreleased Person” has the meaning set forth in Section 3.02.

1.02. Schedules. The following schedules are attached to this Agreement and form a part hereof:

Schedule 1.01(a)	Old Expedia Warrants
Schedule 1.01(b)	TripAdvisor Group Balance Sheet
Schedule 2.02(a)	Separation Transactions
Schedule 2.04(a)	Separated Assets
Schedule 2.04(b)	Separated Entities
Schedule 2.06(a)	Excluded Assets
Schedule 2.07(a)	Assumed Liabilities
Schedule 2.07(b)	Retained Liabilities
Schedule 2.07(c)	Shared Liabilities
Schedule 3.01	Deferred Transferred Assets
Schedule 5.02(c)	Unreleased Guarantees

ARTICLE II

THE SEPARATION

2.01. Separation. To the extent not already complete, Expedia and TripAdvisor agree to implement the Separation and to cause the Separated Businesses to be transferred to TripAdvisor and its Subsidiaries and the Remaining Expedia Businesses to be held by Expedia and its Subsidiaries (other than TripAdvisor or its Subsidiaries) as of the Effective Time, on the terms and subject to the conditions set forth in this Agreement. The Parties acknowledge that the Separation is intended to result in TripAdvisor, directly or indirectly, operating the Separated Businesses, owning the Separated Assets and assuming the Assumed Liabilities as set forth in this Article II.

2.02. Implementation. The Separation shall be completed in accordance with the agreed general principles, objectives and other provisions set forth in this Article II and shall be implemented in the following manner:

(a) through the completion of the steps described on Schedule 2.02(a) (the “Separation Transactions”);

(b) through the transfer from time to time following the Effective Time of the Deferred Transfer Assets as described in Article III;

(c) through the completion from time to time following the Effective Time of the Deferred Transactions, as described in Section 11.01(a); and

(d) through the performance by the Parties of all other provisions of this Agreement.

2.03. Transfer of Separated Assets; Assumption of Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, and in furtherance of the Separation, with effect as of the Effective Time:

(a) To the extent not already complete, Expedia agrees to cause the Separated Assets to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to TripAdvisor and TripAdvisor agrees to accept from Expedia all of the Separated Assets and all of Expedia’s rights, title and interest in and to all Separated Assets, except with respect to the Deferred Separated Assets and Unreleased Liabilities, if any.

(b) TripAdvisor agrees to accept, assume and faithfully perform, discharge and fulfill all of the Assumed Liabilities in accordance with their respective terms.

2.04. Separated Assets. For the purposes of this Agreement, “Separated Assets” shall mean, without duplication, those Assets whether now existing or hereinafter acquired prior to the Effective Time, used or contemplated to be used or held for use exclusively or primarily in the ownership, operation or conduct of the Separated Businesses or relating exclusively or primarily to the Separated Businesses or to a Separated Entity including the following:

(a) all Assets expressly identified in this Agreement or in any Ancillary Agreement or in any Schedule or Exhibit hereto or thereto, including those, if any, listed on Schedule 2.04(a), as Assets to be transferred to, or retained by, TripAdvisor or any other member of the TripAdvisor Group;

(b) the outstanding capital stock, units or other equity interests of the Separated Entities as listed on Schedule 2.04(b) and the Assets owned by such Separated Entities;

(c) all Assets properly reflected on the TripAdvisor Group Balance Sheet, excluding Assets disposed of by Expedia or any other Subsidiary or entity controlled by Expedia subsequent to the date of the TripAdvisor Group Balance Sheet;

(d) all Assets that have been written off, expensed or fully depreciated by Expedia or any Subsidiary or entity controlled by Expedia that, had they not been written off, expensed or fully depreciated, would have been reflected on the TripAdvisor Group Balance Sheet in accordance with accounting principles generally accepted in the United States (“GAAP”);

(e) all Assets acquired by Expedia or any Subsidiary or entity controlled by Expedia after the date of the TripAdvisor Group Balance Sheet and that would be reflected on the balance sheet of TripAdvisor as of the Effective Date, after, for the avoidance of doubt, giving effect to the Separation Transactions (the “TripAdvisor Opening Balance Sheet”), if such balance sheet were prepared in accordance with GAAP; and

(f) all Assets transferred to TripAdvisor or any member of the TripAdvisor Group pursuant to Section 11.01(a); provided, however, that any such transfer shall take effect under Section 11.01(a) and not under this Section 2.04.

Notwithstanding the foregoing, there shall be excluded from the definition of Assets under this Section 2.04 Business Records to the extent they are included in or primarily relate to any Excluded Asset or Retained Liability or Remaining Expedia Business or their transfer is prohibited by Applicable Law or pursuant to agreements between Expedia or any other member of the Expedia Group and Third Parties or otherwise would subject Expedia or any other member of the Expedia Group to liability for such transfer. Access to such excluded Business Records shall be governed by Article IX.

2.05. Deferred Separated Assets. Notwithstanding anything to the contrary contained in Section 2.04 or elsewhere in this Agreement, Separated Assets shall not include any Deferred Separated Assets. The transfer to TripAdvisor (or any other member of the TripAdvisor Group) of any such Deferred Separated Asset shall only be completed at the time, in the manner and subject to the conditions set forth in Article III.

2.06. Excluded Assets. (a) Notwithstanding anything to the contrary contained in Section 2.04 or elsewhere in this Agreement, the following Assets of Expedia (or of any other relevant member of the Expedia Group) shall not be transferred to TripAdvisor (or any other member of the TripAdvisor Group), shall not form part of the Separated Assets and shall remain the exclusive property of Expedia or the relevant member of the Expedia Group on and after the Effective Time (the “Excluded Assets”):

(i) any Asset expressly identified on Schedule 2.06(a); and

(ii) any Asset transferred to Expedia or to any other relevant member of the Expedia Group pursuant to Section 11.01(a); provided, however, that any such transfers shall take effect under Section 11.01(a) and not under this Section 2.06.

(b) Notwithstanding anything to the contrary in this Agreement, Excluded Assets shall not include Deferred Excluded Assets. The transfer to Expedia (or to the relevant member of the Expedia Group) of any such Asset shall be completed at the time, in the manner and subject to the conditions set forth in Article III.

2.07. Liabilities. For the purposes of this Agreement, Liabilities shall be identified as “Assumed Liabilities” or as “Retained Liabilities” under the following principles:

(a) any Liability which is expressly identified on Schedule 2.07(a) is an Assumed Liability;

(b) any Liability which is expressly identified on Schedule 2.07(b) is a Retained Liability;

(c) 50% of any Shared Liability shall be an Assumed Liability and 50% of any Shared Liability shall be a Retained Liability;

(d) any Liability of a Separated Entity, whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time and whether or not reflected on the TripAdvisor Group Balance Sheet or on the TripAdvisor Opening Balance Sheet, is an Assumed Liability, unless it is expressly identified in this Agreement (including on any Schedule) or in any Ancillary Agreement as a Liability to be assumed or retained by Expedia (or any other member of the Expedia Group), in which case it is a Retained Liability;

(e) any Liability relating to, arising out of, or resulting from the conduct of, a Separated Business (as conducted at any time prior to, on or after the Effective Time) or relating to a Separated Asset or a Deferred Separated Asset and whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time and whether or not reflected on the TripAdvisor Balance Sheet or the TripAdvisor Opening Balance Sheet, is an Assumed Liability, unless it is expressly identified in this Agreement (including on any Schedule) or in any Ancillary Agreement as a Liability to be assumed or retained by Expedia (or any other member of the Expedia Group), in which case it is a Retained Liability;

(f) any Liability which is reflected or otherwise disclosed as a liability or obligation of the TripAdvisor Group on the TripAdvisor Group Balance Sheet is an Assumed Liability;

(g) any Liability which would be reflected or otherwise disclosed on the TripAdvisor Group Balance Sheet, if such balance sheet were prepared under GAAP, is an Assumed Liability;

(h) any Liability pursuant to contracts entered into by Expedia and/or any member of the Expedia Group (i) in connection with the acquisition, by Expedia and/or any member of the Expedia Group, of any Separated Entity and/or Separated Business or (ii) otherwise relating primarily to a Separated Entity and/or the conduct of a Separated Business is an Assumed Liability, unless it is expressly identified in this Agreement (including on any Schedule) or in any Ancillary Agreement as a Liability to be assumed or retained by Expedia (or any other member of the Expedia Group), in which case it is a Retained Liability;

(i) any Liability of a Remaining Expedia Entity, whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time, is a Retained Liability, unless it is determined to be an Assumed Liability pursuant to clause (a) or (c) - (h) above, in which case it is an Assumed Liability;

(j) any Liability relating to, arising out of, or resulting from the conduct of, a Remaining Expedia Business (as conducted at any time prior to, on or after the Effective Time) or relating to an Excluded Asset and whether arising or accruing prior to, on or after the Effective Time and whether the facts on which it is based occurred on, prior to or after the Effective Time, is a Retained Liability, unless it is determined to be an Assumed Liability pursuant to clause (a) or (c) - (h) above, in which case it is an Assumed Liability; and

(k) any Liability of TripAdvisor or any other member of the TripAdvisor Group under this Agreement or any Ancillary Agreement is an Assumed Liability and any Liability of Expedia or any other member of the Expedia Group under this Agreement or any Ancillary Agreement is a Retained Liability.

2.08. Third Party Consents and Government Approvals. To the extent that the Separation or any transaction contemplated thereby requires a Consent from any Third Party (a “Third Party Consent”) or any Governmental Authorization, the Parties will use commercially reasonable efforts to obtain all such Third Party Consents and Governmental Authorizations prior to the Effective Time. If the Parties fail to obtain any such Third Party Consent or Governmental Authorization prior to the Effective Time, the matter shall be dealt with in the manner set forth in Article III.

2.09. Preservation of Agreements. Expedia and TripAdvisor agree that all written agreements, arrangements, commitments and understandings between any member or members of the TripAdvisor Group, on the one hand, and any member or members of the Expedia Group, on the other hand, shall remain in effect in accordance with their terms from and after the Effective Time, unless otherwise terminated by the Parties.

2.10. Ancillary Agreements. On or prior to the Effective Date, the Parties shall execute and deliver or, as applicable, cause the appropriate members of their respective Groups to execute and deliver, each of the following agreements (collectively, the “Ancillary Agreements”):

(a) the Employee Matters Agreement;

(b) the Tax Sharing Agreement;

(c) the Transition Services Agreement; and

(d) such other agreements and instruments as may relate to or be identified in any of the foregoing agreements.

2.11. Resignations. (a) Expedia agrees to cause each Person who is a director or an officer of any Separated Entity and who will not be or become an employee of the TripAdvisor Group (or any member thereof) on the Effective Date to resign from such position with effect as of the Effective Date.

(b) TripAdvisor agrees to cause each Person who is a director or an officer of a Remaining Expedia Entity and who will become an employee of the TripAdvisor Group (or any member thereof) on the Effective Date to resign from such position with effect as of the Effective Date; provided, however, that this Section 2.11(b) shall not apply to Mr. Barry Diller.

(c) Each of Expedia and TripAdvisor agrees to obtain all such letters of resignation or other evidence of such resignations as may be necessary or desirable in performing their respective obligations under this Section 2.11.

2.12. Cooperation. The Parties shall cooperate in all aspects of the Separation and shall sign all such documents and perform all such other acts as may be necessary or desirable to give full effect to the Separation; and each of Expedia and TripAdvisor shall cause each other member of its respective Group to do likewise.

2.13. Intercompany Accounts Between the Expedia Group and the TripAdvisor Group. From and after the Effective Time, except as otherwise expressly provided in any

Ancillary Agreement, TripAdvisor agrees to cause any Intercompany Account payable by any member of the TripAdvisor Group to any member of the Expedia Group to be satisfied in full when due. From and after the Effective Time, except as otherwise expressly provided in any Ancillary Agreement, Expedia agrees to cause any Intercompany Account payable by any member of the Expedia Group to any member of the TripAdvisor Group to be satisfied in full when due.

2.14. Disclaimer of Representations and Warranties. (a) Each of the Parties (on behalf of itself and each other member of its respective Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no Party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, makes any representation or warranty, express or implied, regarding any of the Separated Assets, Separated Entities, Separated Businesses, Excluded Assets, Assumed Liabilities or Retained Liabilities including any warranty of merchantability or fitness for a particular purpose, or any representation or warranty regarding any Consents or Governmental Authorizations required in connection therewith or their transfer, regarding the value or freedom from Encumbrances of, or any other matter concerning, any Separated Asset or Excluded Asset, or regarding the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other Separated Asset or Excluded Asset, including any Account Receivable of either Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Separated Asset or Excluded Asset upon the execution, delivery and filing hereof or thereof.

(b) Except as may expressly be set forth herein or in any Ancillary Agreement, all Separated Assets and Excluded Assets are being transferred on an “as is, where is” basis, at the risk of the respective transferees without any warranty whatsoever on the part of the transferor, formal or implicit, legal, statutory or conventional.

ARTICLE III

DEFERRED SEPARATION TRANSACTIONS

3.01. Deferred Transfer Assets. (a) If the transfer to, or retention by, any member of the TripAdvisor Group of any Asset that would otherwise constitute a Separated Asset (a “Deferred Separated Asset”) or the transfer to, or retention by, any member of the Expedia Group of any Asset that would otherwise constitute an Excluded Asset (a “Deferred Excluded Asset,” and together with a Deferred Separated Asset, a “Deferred Transfer Asset”) cannot be accomplished without giving rise to a violation of Applicable Law, or without obtaining a Third Party Consent or a Governmental Authorization (collectively, a “Transfer Impediment”), and any such Third Party Consent or Governmental Authorization has not been obtained prior to the Effective Time, then such Asset shall be dealt with in the manner described in this Section 3.01. Such Deferred Transfer Assets shall include without limitation any such identified on Schedule 3.01; provided, for the avoidance of doubt, a Deferred Transfer Asset need not be identified on such schedule in order to have such status.

(b) Pending removal of such Transfer Impediment, the Person holding the Deferred Transfer Asset (the “Retaining Person”) shall hold such Deferred Transfer Asset for the use and benefit, insofar as reasonably possible, of the Party to whom the transfer of such Asset could not be made at the Effective Time (the “Deferred Beneficiary”). The Retaining Person shall use commercially reasonable efforts to preserve such Asset and its right, title and interest therein and take all such other action as may reasonably be requested by the Deferred Beneficiary (in each case, at such Deferred Beneficiary’s expense) in order to place such Deferred Beneficiary, insofar as reasonably possible, in the same position as it would be in if such Asset had been transferred to it or retained by it with effect as of the Effective Time and so that, subject to the standard of care set forth above, all the benefits and burdens relating to such Deferred Transfer Asset, including possession, use, risk of loss, potential for gain, enforcement of rights against third parties and dominion, control and command over such Asset, are to inure from and after the Effective Time to such Deferred Beneficiary and the members of its Group. The provisions set forth in this Article III contain all the obligations of the Retaining Person vis-à-vis the Deferred Beneficiary with respect to the Deferred Transfer Asset and the Retaining Person shall not be bound vis-à-vis the Deferred Beneficiary by any other obligations under Applicable Law.

(c) The Parties shall continue on and after the Effective Time to use commercially reasonable efforts to remove all Transfer Impediments; provided, however, that neither Party shall be required to make any unreasonable payment or assume any material obligations therefor. As and when any Transfer Impediment is removed, the relevant Deferred Transfer Asset shall forthwith be transferred to its Deferred Beneficiary at no additional cost and in a manner and on terms consistent with the relevant provisions of this Agreement and the Ancillary Agreements, including Section 2.14(b) hereof, and any such transfer shall take effect as of the date of its actual transfer.

(d) Notwithstanding the foregoing or any provision of Applicable Law, a Retaining Person shall not be obligated, in connection with the foregoing, to expend any money in respect of a Deferred Transfer Asset unless the necessary funds are advanced by the Deferred Beneficiary of such Deferred Transfer Asset, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Deferred Beneficiary of such Deferred Transfer Asset.

3.02. Unreleased Liabilities. If at any time on or after the Effective Time, any member of the Expedia Group shall remain obligated to any Third Party in respect of any Assumed Liability or any member of the TripAdvisor Group shall remain obligated to any Third Party in respect of any Retained Liability, the following provisions shall apply. The Liabilities referred to in this Section 3.02 are hereinafter referred to as the “Unreleased Liabilities” and the Person remaining obligated for such Liability in a manner contrary to what is intended under this Agreement is hereinafter referred to as the “Unreleased Person.”

(a) Each Unreleased Person shall remain obligated to Third Parties for such Unreleased Liability as provided in the relevant Contract, Applicable Law or other source of such Unreleased Liability and shall pay and perform such Liability as and when required, in accordance with its terms.

(b) Expedia shall indemnify, defend and hold harmless each TripAdvisor Indemnified Party that is an Unreleased Person against any Liabilities arising in respect of each Unreleased Liability of such Person; and TripAdvisor shall indemnify, defend and hold harmless each Expedia Indemnified Party that is an Unreleased Person against any Liabilities arising in respect of each Unreleased Liability of such Person. Expedia and TripAdvisor shall take, and shall cause the members of their respective Groups to take, such other actions as may be reasonably requested by the other in accordance with the provisions of this Agreement in order to place Expedia and TripAdvisor, insofar as reasonably possible, in the same position as they would be in if such Unreleased Liability had been fully contributed, assigned, transferred, conveyed, and delivered to, and accepted and assumed or retained, as applicable, by the other Party (or any relevant member of its Group) with effect as of the Effective Time and so that all the benefits and burdens relating to such Unreleased Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Unreleased Liability, are to inure from and after the Effective Time to the member or members of the Expedia Group or the TripAdvisor Group, as the case may be.

(c) The Parties shall continue on and after the Effective Time to use commercially reasonable efforts to cause each Unreleased Person to be released from each of its Unreleased Liabilities.

(d) If, as and when it becomes possible to delegate, novate or extinguish any Unreleased Liability in favor of an Unreleased Person, the Parties shall promptly sign all such documents and perform all such other acts, and shall cause each member of their respective Groups, as applicable, to sign all such documents and perform all such other acts, as may be necessary or desirable to give effect to such delegation, novation, extinction or other release without payment of any further consideration by the Unreleased Person.

3.03. No Additional Consideration. For the avoidance of doubt, the transfer or assumption of any Assets or Liabilities under this Article III shall be effected without any additional consideration by either Party hereunder.

ARTICLE IV

TREATMENT OF OLD EXPEDIA WARRANTS IN THE SEPARATION

4.01. Old Expedia Warrants.

(a) At the Effective Time, the Old Expedia Warrants will be adjusted based upon the following principles:

(i) the number of shares of New Expedia Common Stock subject to each New Expedia Warrant will equal the number of shares of Old Expedia Common Stock underlying the Old Expedia Warrant immediately prior to the Reclassification (it being understood that prior to the Reclassification the Reverse Stock Split will result in an adjustment to the number of shares of Old Expedia Common Stock underlying the Old Expedia Warrant as identified on Schedule 1.01(a));

(ii) the per warrant exercise price of the New Expedia Warrant (rounded up to the nearest whole cent) will equal the per warrant exercise price of the Old Expedia Warrant prior to the Reclassification multiplied by the Expedia Warrant Factor.

(iii) the number of shares of TripAdvisor Common Stock subject to the TripAdvisor Warrant will equal the number of shares of Old Expedia Common Stock underlying the Old Expedia Warrant immediately prior to the Reclassification (it being understood that prior to the Reclassification the Reverse Stock Split will result in an adjustment to the number of shares of Old Expedia Common Stock underlying the Old Expedia Warrant as identified on Schedule 1.01(a)); and

(iv) the per warrant exercise price of the TripAdvisor Warrant (rounded up to the nearest whole cent) will equal the per warrant exercise price of the Old Expedia Warrant prior to the Reclassification multiplied by the TripAdvisor Warrant Factor.

(b) Expedia shall be responsible for all obligations with respect to the New Expedia Warrants. TripAdvisor shall be responsible for all obligations with respect to the TripAdvisor Warrants. The warrant agreement that currently governs the Old Expedia Warrants shall continue to govern the New Expedia Warrants, as adjusted in accordance with the terms hereof and Expedia shall be responsible for the obligations arising thereunder. To memorialize and satisfy its obligations hereunder, TripAdvisor shall enter into a warrant agreement with respect to the TripAdvisor Warrants with the agent for such TripAdvisor Warrants and TripAdvisor shall be responsible for the obligations arising under any such agreement. The failure of TripAdvisor to enter into any such agreement shall not relieve TripAdvisor of its obligations with respect to the TripAdvisor Warrants.

4.02. Stock Certificates and Related Matters. Subject to the terms of this Agreement and the satisfaction or waiver of the conditions set forth in Article VI hereof, Expedia and TripAdvisor (as applicable) shall deliver to the applicable agent or depositary (such agent or depositary, as the case may be, the “Agent”) cash and securities (either in certificated or electronic book-entry form at the option of Expedia) representing all of the securities to be issued in connection with the Reclassification and the transactions contemplated by Section 4.01 (except to the extent that Expedia determines in its sole discretion that currently outstanding certificates representing Old Expedia Capital Stock and/or Old Expedia Warrants, following the Effective Time, shall represent the securities into which such Old Expedia Capital Stock and/or Old Expedia Warrants are convertible in the Reclassification and related transactions), and shall instruct the Agent to distribute, on or as soon as practicable following the Effective Date, such securities to holders of record of Old Expedia Capital Stock and Old Expedia Warrants on the Effective Date. TripAdvisor agrees to provide all share certificates or other similar documentation and any information that the Agent shall require in order to effect the distributions contemplated by this Section 4.02. All securities of Expedia and TripAdvisor issued in connection with the Reclassification shall be duly authorized, validly issued, fully paid and nonassessable. Expedia and/or TripAdvisor may require that holders of Old Expedia Capital Stock and/or Old Expedia Warrants return any certificates or instruments representing such securities prior to Expedia and/or TripAdvisor issuing new certificates or instruments (if any) representing the new securities into which such Old Expedia Capital Stock and/or Old Expedia Warrants are convertible in the Reclassification and related transactions.

ARTICLE V

COVENANTS

5.01. General Covenants. Each Party covenants with and in favor of the other Party that it shall, subject, in the case of Expedia, to Article XIII:

(a) do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required of it to facilitate the carrying out of the intent and purpose of this Agreement;

(b) cooperate with and assist the other Party, both before and after the Effective Time, in dealing with transitional matters relating to or arising from the Separation, the Reclassification, this Agreement or the Ancillary Agreements; and

(c) cooperate in preparing and filing all documentation (i) to effect all necessary applications, notices, petitions, filings and other documents; and (ii) to obtain as promptly as reasonably practicable all Consents and Governmental Authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Authority in order to consummate the transactions contemplated by this Agreement (including all approvals required under any applicable antitrust laws).

5.02. Covenants of TripAdvisor. In addition to the covenants of TripAdvisor provided for elsewhere in this Agreement, TripAdvisor covenants and agrees with and in favor of Expedia that it shall:

(a) use commercially reasonable efforts and do all things reasonably required of it to cause the Separation and the Reclassification to be completed, including cooperating with Expedia to obtain: the approval for the listing of the TripAdvisor Common Stock on the Nasdaq or such other securities exchange or inter-dealer quotation system as is reasonably acceptable to Expedia;

(b) use its commercially reasonable efforts to take all such action as may be necessary or desirable under applicable state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Separation and Reclassification;

(c) use its commercially reasonable efforts to cause any member of the Expedia Group to be released, as soon as reasonably practicable, from any guarantees given by any member of the Expedia Group for the benefit of any Separated Entity (including without limitation any such guarantees listed on Schedule 5.02(c)) and (to the extent necessary to secure such releases) to cause itself or one or more members of the TripAdvisor Group to be substituted in all respects for any member of the Expedia Group in respect of such guarantees, provided, that in the event that, notwithstanding the commercially reasonable efforts of TripAdvisor, TripAdvisor is unable to obtain such guarantee releases, TripAdvisor hereby agrees to indemnify and hold Expedia and the other members of the Expedia Group harmless from and against all Liabilities incurred by them in connection with, arising out of or resulting from such guarantees; and

(d) perform and, as applicable, cause each member of the TripAdvisor Group to perform each of its and their respective obligations under each Ancillary Agreement.

5.03. Cash Balance True-Up. In the event that, after review and reconciliation, the amount of cash and cash equivalents reflected on the TripAdvisor Opening Balance Sheet (less any amounts borrowed on the Effective Date by TripAdvisor Holdings, LLC under its revolving credit facility) (the “Effective Date Cash Balance”) is greater than $165 million, TripAdvisor shall make one or more payments to Expedia as promptly as practicable after the Effective Date, but in no event more than ninety (90) days after the Effective Date, totaling an amount equal to the excess of the Effective Date Cash Balance over $165 million. In the event that, after review and reconciliation, the Effective Date Cash Balance is less than $165 million, Expedia shall make one or more payments to TripAdvisor as promptly as practicable after the Effective Date, but in no event more than ninety (90) days after the Effective Date, totaling an amount equal to the excess of $165 million over the Effective Date Cash Balance. Notwithstanding Section 14.08, payments pursuant to this Section 5.03 shall not bear any interest.

ARTICLE VI

THE RECLASSIFICATION

6.01. Conditions to the Reclassification. (a) In addition to, and without in any way limiting, Expedia’s rights under Section 13.01, completion of the Reclassification is subject to the fulfillment of each of the following conditions:

(i) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or threatened by the SEC;

(ii) the TripAdvisor Common Stock to be distributed pursuant to the Reclassification and related transactions shall have been accepted for listing on the Nasdaq or such other securities exchange or inter-dealer quotation system as is reasonably acceptable to Expedia, subject to compliance with applicable listing requirements;

(iii) the Nasdaq shall have confirmed that the New Expedia Common Stock will continue trading in the same manner as the Old Expedia Common Stock following the Effective Date;

(iv) no Order or other legal restraint or prohibition preventing the consummation of the Reclassification or any of the transactions contemplated by this Agreement or any Ancillary Agreement, including the transactions to effect the Separation, shall be threatened, pending or in effect;

(v) any material Consents and Governmental Authorizations necessary to complete the Separation and the Reclassification shall have been obtained and be in full force and effect;

(vi) the Expedia Board shall have approved the Separation and Reclassification and shall not have abandoned, deferred or modified the Separation or the Reclassification at any time prior to the Effective Date;

(vii) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto and shall be in effect;

(viii) the Expedia Board shall have received a written solvency opinion in a form acceptable to the Expedia Board from Duff & Phelps, LLC regarding solvency matters in connection with the Separation and Reclassification and other transactions contemplated hereby, which opinion shall not have been withdrawn or modified;

(ix) the Expedia Board shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance satisfactory to the Expedia Board, to the effect that the Separation and the Reclassification will qualify as transactions that are generally tax free under Sections 355 and 368(a)(1)(D) of the Code (to the extent such qualification is not addressed by an Internal Revenue Service private letter ruling (the “IRS Ruling”) received by Expedia), which opinion (and, in the event Expedia shall have received the IRS Ruling, the IRS Ruling) shall not have been withdrawn or modified; and

(x) the Expedia Board shall have received such other opinions or reports as the Expedia Board may reasonably request in form and substance reasonably satisfactory to the Expedia Board.

(b) The foregoing conditions are for the sole benefit of Expedia and shall not give rise to or create any duty on the part of Expedia or the Expedia Board to waive or not to waive such conditions or in any way limit Expedia’s right to terminate this Agreement as set forth in Article XIII or alter the consequences of any such termination from those specified in such Article XIII. Any determination made by Expedia prior to the Separation and the Reclassification concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 6.01 shall be final and conclusive.

6.02. Actions in Connection with the Reclassification. (a) TripAdvisor shall file such amendments and supplements to the Registration Statement as Expedia may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Applicable Law, including filing such amendments and supplements to the Registration Statement as may be required by the SEC or federal, state or foreign securities laws. Expedia shall mail to the holders of Old Expedia Common Stock and Old Expedia Class B Common Stock and others as appropriate, at such appropriate time as Expedia shall determine, the proxy statement/prospectus forming a part of the Registration Statement, as well as any other information concerning TripAdvisor, its business, operations and management, the Separation and such other matters as Expedia shall reasonably determine are necessary and as may be required by Applicable Law.

(b) TripAdvisor shall also cooperate with Expedia in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Separation or other transactions contemplated by this Agreement and the Ancillary Agreements. Promptly after receiving a request from Expedia, to the extent requested, TripAdvisor shall prepare and, in accordance with Applicable Law, file with the SEC any such documentation that Expedia determines is necessary or desirable to effectuate the Reclassification, and Expedia and TripAdvisor shall each use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c) Nothing in this Section 6.02 shall be deemed, by itself, to shift Liability for any portion of the Registration Statement or any Prospectus to Expedia.

ARTICLE VII

MUTUAL RELEASES; INDEMNIFICATION

7.01. Release of Pre-Separation Claims. (a) Except as provided in Section 7.01(c), effective as of the Effective Time, TripAdvisor does hereby, on behalf of itself and each other member of the TripAdvisor Group, their respective Affiliates (other than any member of the Expedia Group), successors and assigns, and all Persons that at any time prior to the Effective Time have been stockholders (other than any member of the Expedia Group), directors, officers, agents or employees of any member of the TripAdvisor Group (in each case, in their respective capacities as such) (the “TripAdvisor Releasors”), unequivocally, unconditionally and irrevocably release and discharge each of Expedia, the other members of the Expedia Group, their respective Affiliates (other than any member of the TripAdvisor Group), successors and assigns, and all Persons that at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Expedia Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “Expedia Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against an Expedia Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the TripAdvisor Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Expedia Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time, including in connection with the transactions and all activities to implement the Separation and the Reclassification (the “TripAdvisor Claims”); and the TripAdvisor Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any TripAdvisor Claim.

(b) Except as provided in Section 7.01(c), effective as of the Effective Time, Expedia does hereby, on behalf of itself and each other member of the Expedia Group, their respective Affiliates (other than any member of the TripAdvisor Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Expedia Group (in each case, in their respective capacities as such) (the “Expedia Releasors”), unequivocally, unconditionally and irrevocably release and discharge each of TripAdvisor, the other members of the TripAdvisor Group, their respective Affiliates (other than any member of the Expedia Group), successors and assigns, and all Persons who at any time prior to the Effective Time have been stockholders (other than any member of the Expedia Group), directors, officers, agents or employees of any member of the TripAdvisor Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “TripAdvisor Parties”), from any and all Actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a TripAdvisor Party or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the Expedia Releasors ever could have asserted or ever could assert, in any capacity, whether as partner, employer, agent or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the TripAdvisor Parties, relating to any claims or transactions or occurrences whatsoever, up to but excluding the Effective Time including in connection with the transactions and all activities to implement the Separation and the Reclassification (the “Expedia Claims”); and the Expedia Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any Expedia Claim.

(c) Nothing contained in Section 7.01(a) or 7.01(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement, any agreement,

arrangement, commitment or understanding that is contemplated by Section 2.09 or any other agreement, arrangement, commitment or understanding that is entered into after the Effective Time between any member of the TripAdvisor Group, on the one hand, and any member of the Expedia Group, on the other hand, nor shall anything contained in those sections be interpreted as terminating as of the Effective Time any rights under any such agreements, contracts, commitments or understandings. For purposes of clarification, nothing contained in Section 7.01(a) or 7.01(b) shall release any Person from:

(i) any Liability provided in or resulting from this Agreement or any of the Ancillary Agreements;

(ii) any Liability provided in or resulting from any agreement among any members of the Expedia Group or the TripAdvisor Group that is contemplated by Section 2.09 (including for greater certainty, any Liability resulting or flowing from any breaches of such agreements that arose prior to the Effective Time);

(iii) any Liability provided in or resulting from any other agreement, arrangement, commitment or understanding that is entered into after the Effective Time between any member of the TripAdvisor Group, on the one hand, and any member of the Expedia Group, on the other hand;

(iv)(A) with respect to TripAdvisor, any Assumed Liability and (B) with respect to Expedia, any Retained Liability;

(v) any Liability that the Parties may have with respect to indemnification or contribution pursuant to Article III of this Agreement or this Article VII for Third Party Claims;

(vi) any Liability for unpaid Intercompany Accounts; or

(vii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 7.01.

In addition, nothing contained in Section 7.01(a) or (b) hereof shall release any Party from honoring its existing obligations to indemnify any director, officer or employee of either Group who was a director, officer or employee of such Party on or prior to the Effective Time, to the extent that such director, officer or employee becomes a named defendant in any litigation involving such Party and was entitled to such indemnification pursuant to then existing obligations.

(d) TripAdvisor shall not make, and shall not permit any other member of the TripAdvisor Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Expedia or any member of the Expedia Group or any other Person released pursuant to Section 7.01(a), with respect to any Liabilities released pursuant to Section 7.01(a). Expedia shall not make, and shall not permit any other member of the Expedia Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against TripAdvisor or any other member of the TripAdvisor Group or any other Person released pursuant to Section 7.01(b), with respect to any Liabilities released pursuant to Section 7.01(b).

7.02. Indemnification by TripAdvisor. Except as provided in Sections 7.04 and 7.05 and subject to Section 14.01, TripAdvisor shall, and shall cause the other members of the TripAdvisor Group to, fully indemnify, defend and hold harmless Expedia, each other member of the Expedia Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “Expedia Indemnified Parties”), from and against any and all Liabilities of the Expedia Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a) any Separated Business, any Separated Entity, any Separated Asset, any Assumed Liability or, subject to Article III, any Deferred Separated Asset;

(b) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any of the Ancillary Agreements, by TripAdvisor or any other member of the TripAdvisor Group, subject to any limitation on liability set forth in any Ancillary Agreement for any such breach or failure to perform or comply with any covenant, undertaking or obligation under such Ancillary Agreement; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to the TripAdvisor Group contained in the Registration Statement or any other filings made with the SEC in connection with the Separation and Reclassification.

7.03. Indemnification by Expedia. Except as provided in Sections 7.04 and 7.05 and subject to Section 14.01, Expedia shall indemnify, defend and hold harmless TripAdvisor, each other member of the TripAdvisor Group and each of their respective current and former directors, officers and employees, and each of the heirs, executors, trustees, administrators, successors and assigns of any of the foregoing (collectively, the “TripAdvisor Indemnified Parties”), from and against any and all Liabilities of the TripAdvisor Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):

(a) the Excluded Assets, any Remaining Expedia Business or any Retained Liability;

(b) any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of, this Agreement or any of the Ancillary Agreements, by Expedia or any other member of the Expedia Group, subject to any limitation on liability set forth in any Ancillary Agreement for any such breach or failure to perform or comply with any covenant, undertaking or obligation under such Ancillary Agreement; and

(c) except to the extent set forth in Section 7.02(c), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading contained in the Registration Statement.

7.04. Procedures for Indemnification of Third Party Claims. (a) All claims for indemnification relating to a Third Party Claim by any indemnified party (an “Indemnified Party”) hereunder shall be asserted and resolved as set forth in this Section 7.04.

(b) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder, is asserted against or sought to be collected from any Indemnified Party by a Third Party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, and any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether it desires to defend the Indemnified Party against such Third Party Claim.

(c) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense, provided that such expense shall be the responsibility of the Indemnifying Party if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (in which case the Indemnifying Party shall not be responsible for expenses in respect of more than one counsel for the Indemnified Party in any single jurisdiction), or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently defend a Third Party Claim it has assumed the defense of, as provided in the first sentence of this Section 7.04(c). The

Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates.

(d) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(e) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that the reasonable costs and expenses of the Indemnified Party relating thereto shall be Liabilities, subject to indemnification.

(f) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

7.05. Procedures for Indemnification of Direct Claims. Any claim for indemnification made directly by the Indemnified Party against the Indemnifying Party that does not result from a Third Party Claim shall be asserted by written notice from the Indemnified Party to the Indemnifying Party specifically claiming indemnification hereunder. Such Indemnifying Party shall have a period of 45 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 45-day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If such Indemnifying Party does respond within such 45-day period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Article X.

7.06. Adjustments to Liabilities. (a) If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Liabilities and the Indemnified

Party could have recovered all or a part of such Liabilities from a Third Party (a “Potential Contributor”) based on the underlying claim or demand asserted against such Indemnifying Party, such Indemnified Party shall, to the extent permitted by Applicable Law, assign such of its rights to proceed against the Potential Contributor as are necessary to permit such Indemnifying Party to recover from the Potential Contributor the amount of such payment.

(b) If notwithstanding Section 7.06(a) an Indemnified Party receives an amount from a Third Party in respect of a Liability that is the subject of indemnification hereunder after all or a portion of such Liability has been paid by an Indemnifying Party pursuant to this Agreement, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Liability, plus the amount received from the Third Party in respect thereof, over (ii) the full amount of the Liability.

(c) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

7.07. Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VII by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed backup documentation, for a Liability that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Liability, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Liability for which it is liable hereunder no later than three (3) days following any final determination of such Liability and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

7.08. Contribution. If the indemnification provided for in this Article VII shall, for any reason, be unavailable or insufficient to hold harmless the Indemnified Party hereunder in respect of any Liability, then each Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the Parties intending that their respective contributions hereunder be as close as possible to the indemnification under Sections 7.02 and 7.03. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 7.02 or 7.03, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

7.09. Remedies Cumulative. The remedies provided in this Article VII shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

7.10. Survival of Indemnities. The rights and obligations of each of Expedia and TripAdvisor and their respective Indemnified Parties under this Article VII shall survive the distribution, sale or other transfer by any Party of any Assets or the delegation or assignment by it of any Liabilities.

7.11. Shared Liabilities. Notwithstanding anything to the contrary contained in this Agreement:

(a) In order to facilitate the defense of any Shared Liability, the Parties agree that (i) the Parties shall cooperate in the defense of any Shared Liability; (ii) each Party shall be responsible for the costs of its own in-house counsel and other internal personnel in the defense of any Shared Liability; (iii) Expedia shall be entitled to control the defense and/or settlement of any Shared Liability, although TripAdvisor shall be entitled to observe with counsel of its own selection and at its own expense; provided, however, that after the Effective Time Expedia shall not settle all or any portion of any Shared Liability unless any remaining Liability of TripAdvisor and its Affiliates and their respective current and former officers and directors relating to the Shared Liability will be fully released as a result of such settlement.

(b) The Parties agree to act in good faith and to use their reasonable best efforts to preserve and maximize the insurance benefits due to be provided under all policies of insurance and to cooperate with one another as necessary to permit each other to access or obtain the benefits under those policies; provided, however, that nothing hereunder shall be construed to prevent any party or any other Person from asserting claims for insurance benefits or accepting insurance benefits provided by the policies. The Parties agree to exchange information upon reasonable request of the other Party regarding requests that they have made for insurance benefits, notices of claims, occurrences and circumstances that they have submitted to the insurance companies or other entities managing the policies, responses they have received from those insurance companies or entities, including any payments they have received from the insurance companies and any agreements by the insurance companies to make payments, and any other information that the Parties may need to determine the status of the insurance policies and the continued availability of benefits thereunder.

(c) If any Party receives notice or otherwise learns of the assertion by any person or entity (including a Governmental Authority) of a Shared Liability, that Party shall give the other Party written notice of such Shared Liability, providing notice of such Shared Liability in reasonable detail. The failure to give notice under this subsection shall not relieve any Party of its Liability for any Shared Liability except to the extent the Party is actually prejudiced by the failure to give such notice. Expedia and TripAdvisor shall be deemed to be on notice of any Shared Liability pending prior to the Effective Time.

ARTICLE VIII

INSURANCE

8.01. Insurance Matters. (a) TripAdvisor does hereby, for itself and each other member of the TripAdvisor Group, agree that no member of the Expedia Group or any Expedia Indemnified Party shall have any liability whatsoever as a result of the insurance policies and practices of Expedia and its Affiliates as in effect at any time prior to the Effective Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise; provided this Section 8.01(a) shall not negate Expedia’s agreement under Section 8.01(b).

(b) Expedia agrees to use its reasonable best efforts to cause the interest and rights of TripAdvisor and the other members of the TripAdvisor Group as of the Effective Time as insureds or beneficiaries or in any other capacity under occurrence-based insurance policies and programs (and under claims-made policies and programs to the extent a claim has been submitted prior to the Effective Time) of Expedia or any other member of the Expedia Group in respect of periods prior to the Effective Time to survive the Effective Time for the period for which such interests and rights would have survived without regard to the transactions contemplated hereby to the extent permitted by such policies, and Expedia shall continue to administer such policies and programs on behalf of TripAdvisor and the other members of the TripAdvisor Group, subject to TripAdvisor’s reimbursement to Expedia and the other relevant members of the Expedia Group for the actual out-of-pocket costs of such ongoing administration and the internal costs (based on the proportion of the amount of time actually spent on such matter to such employee’s normal working time) of any employee or agent of Expedia of any other relevant member of the Expedia Group who will be required to spend at least ten percent of his or her normal working time over any ten (10) Business Days working with respect to any such matter. Any proceeds received by Expedia or any other member of the Expedia Group after the Effective Time under such policies and programs in respect of TripAdvisor and the other members of the TripAdvisor Group shall be for the benefit of TripAdvisor and the other members of the TripAdvisor Group.

(c) This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Expedia Group in respect of any insurance policy or any other contract or policy of insurance.

(d) Nothing in this Agreement shall be deemed to restrict any member of the TripAdvisor Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

ARTICLE IX

EXCHANGE OF INFORMATION; CONFIDENTIALITY

9.01. Agreement for Exchange of Information; Archives. (a) Without limiting any rights or obligations under any Ancillary Agreement between the Parties and/or any other member of their respective Groups relating to confidentiality, each of Expedia and TripAdvisor agrees to provide, and to cause its Representatives, its Group members and its respective Group members’ Representatives to provide, to the other Group and any member thereof (a “Requesting Party”), at any time before, on or after the Effective Date, subject to the provisions of Section 9.04 and as soon as reasonably practicable after written request therefor, any Information within the possession or under the control of such Party or one of such Persons which the Requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the Requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the Requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or similar requirements of the Requesting Party, in each case other than claims or allegations that one Party to this Agreement or any of its Group members has or brings against the other Party or any of its Group members, or (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Applicable Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. More particularly, and without limitation to the generality of the foregoing sentence, the Parties agree that the provisions of the Tax Sharing Agreement shall govern with respect to the sharing of Information relating to Tax.

(b) After the Effective Time, TripAdvisor and the other members of TripAdvisor Group shall have access during regular business hours (as in effect from time to time), and upon reasonable advance notice, to the documents and objects of historical significance that relate to the Separated Businesses, the Separated Assets or the Separated Entities and that are located in archives retained or maintained by Expedia or any other member of the Expedia Group. TripAdvisor and the other members of the TripAdvisor Group may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that TripAdvisor shall cause any such objects to be returned promptly, at TripAdvisor’s expense, in the same condition in which they were delivered to TripAdvisor or any other member of the TripAdvisor Group and TripAdvisor and the other members of the TripAdvisor Group shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Expedia or such other member of the Expedia Group. In any event, the foregoing shall not be deemed to restrict the access of Expedia or any other member of the Expedia Group to any such documents or objects. Nothing herein shall be deemed to impose any Liability on Expedia or any other member of the Expedia Group if documents or objects referred to in this Section 9.01 are not maintained or preserved by Expedia or any other member of the Expedia Group. Alternatively, Expedia, acting reasonably, may request from TripAdvisor and any other member of the TripAdvisor Group that they provide it, with reasonable advance notice, with a list of the requested Information that relates to the Separated Businesses, the Separated Assets or the Separated Entities and Expedia shall use, and shall cause the other members of the Expedia Group that are in possession of the Information requested to use, commercially reasonable efforts to locate all requested Information that is owned or possessed by Expedia or any of its Group members or Representatives. Expedia will make available all such Information for inspection by TripAdvisor or any other relevant member of the TripAdvisor Group during normal business hours at the place of business reasonably designated by Expedia. Subject to such confidentiality or security obligations as Expedia or the other relevant members of its Group may reasonably deem necessary, TripAdvisor and the other relevant members of the TripAdvisor Group may have all requested Information duplicated. Alternatively, Expedia or the other relevant members of the Expedia Group may choose to deliver to TripAdvisor, at TripAdvisor’s expense, all requested Information in the form reasonably requested by TripAdvisor or any other member of the TripAdvisor Group. At Expedia’s request, TripAdvisor shall cause such Information when no longer needed to be returned to Expedia at TripAdvisor’s expense.

9.02. Ownership of Information. Any Information owned by a Party or any of its Group members and that is provided to a Requesting Party pursuant to Section 9.01 shall be deemed to remain the property of the providing party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

9.03. Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the Requesting Party. Except as may be otherwise specifically provided elsewhere in this Agreement, in the Ancillary Agreements, or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

9.04. Record Retention. To facilitate the possible exchange of Information pursuant to this Article IX and other provisions of this Agreement after the Effective Time, the Parties agree to use commercially reasonable efforts to retain, and to cause the members of their respective Group to retain, all Information in their respective possession or control at the Effective Time in accordance with the policies of the Expedia Group as in effect at the Effective Time or such other policies as may be reasonably adopted by the appropriate Party after the Effective Time. No Party will destroy, or permit any member of its Group to destroy, any Information which the other Party or any member of its Group may have the right to obtain pursuant to this Agreement prior to the fifth (5th) anniversary of the Effective Time without first notifying the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction.

9.05. Other Agreements Providing for Exchange of Information. The rights and obligations granted or created under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

9.06. Production of Witnesses; Records; Cooperation. (a) After the Effective Time, but only with respect to a Third Party Claim, each Party hereto shall use commercially reasonable efforts to, and shall cause the other relevant members of its Group to use commercially reasonable efforts to, make available to the Requesting Party or any member of the Requesting Party’s Group, upon written request, its then former and current Representatives (and the former and current Representatives of its respective Group members) as witnesses and any books, records or other documents within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with any Action in which the Requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The Requesting Party shall bear all costs and expenses in connection therewith.

(b) If a Party, being entitled to do so under this Agreement, chooses to defend or to seek to settle or compromise any Third Party Claim, the other Party shall use commercially reasonable efforts to make available to such Party, upon written request, its then former and current Representatives and those of its respective Group members as witnesses and any books, records or other documents within its control (or that of its respective Group members) or which it (or its respective Group members) otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such Representatives) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult, and shall cause their respective Group members to cooperate and consult, to the extent reasonably necessary with respect to any Actions (except in the case of an Action by one Party against the other).

(d) The obligation of the Parties to provide witnesses pursuant to this Section 9.06 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other employees without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the limitation set forth in the first sentence of Section 9.06(a) regarding Third Party Claims).

(e) In connection with any matter contemplated by this Section 9.06, the Parties will enter into, and shall cause all other relevant members of their respective Groups to enter into, a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work-product privileges of any member of any Group.

9.07. Confidentiality. (a) Subject to Section 9.08, each of Expedia and TripAdvisor shall hold, and shall cause its respective Group members and its respective Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) and its Representatives to hold, in strict confidence, with at least the same degree of care that applies to Expedia’s confidential and proprietary Information pursuant to policies in effect as of the Effective Time, all confidential and proprietary Information concerning the other Group (or any member thereof) that is either in its possession (including Information in its possession prior to the date hereof) or furnished by the other Group (or any member thereof) or by any of its Affiliates (whether now an Affiliate or hereafter becoming an Affiliate) or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (any such Information referred to herein as “Confidential Information”), and shall not use, and shall cause its respective Group members, Affiliates and Representatives not to use, any such Confidential Information other than for such purposes as shall be expressly permitted hereunder or thereunder. Notwithstanding the foregoing, Confidential Information shall not include Information that is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement relating to confidentiality between or among the Parties and/or their respective Group members, their respective Affiliates or Representatives, (ii) lawfully acquired by such Party (or any member of the Group to which such Party belongs or any of such Party’s Affiliates) from a Third Party not bound by a confidentiality obligation, or (iii) independently generated or developed by Persons who do not have access to, or descriptions of, any such confidential or proprietary Information of the other Party (or any member of the Group to which such Party belongs).

(b) Each Party shall maintain, and shall cause its respective Group members to maintain, policies and procedures, and develop such further policies and procedures as will from time to time become necessary or appropriate, to ensure compliance with Section 9.07(a).

(c) Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information of the other Party to any other Person, except its Representatives who need to know such Confidential Information (who shall be advised of their obligations hereunder with respect to such Confidential Information), except in compliance with Section 9.08. Without limiting the foregoing, when any Information furnished by the other Party after the Effective Time pursuant to this Agreement or any

Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly, after request of the other Party and at the election of the Party receiving such request, destroy or return to the other Party all such Information in a printed or otherwise tangible form (including all copies thereof and all notes, extracts or summaries based thereon), and use reasonable best efforts to delete all Information in an electronic or otherwise intangible form and certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon). Notwithstanding the foregoing, the Parties agree that to the extent some Information to be destroyed or returned is retained as data or records for the purpose of business continuity planning or is otherwise not accessible in the Ordinary Course of Business, such data or records shall be destroyed in the Ordinary Course of Business in accordance, if applicable, with the business continuity plan of the applicable Party.

9.08. Protective Arrangements. In the event that any Party or any member of its Group or any Affiliate of such Party or any of their respective Representatives either determines that it is required to disclose any Confidential Information (the “Disclosing Party”) pursuant to Applicable Law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information of the other Party (or any member of the Group to which such Party belongs) (the “Providing Party”), the Disclosing Party shall, to the extent permitted by Applicable Law, promptly notify the other Party prior to the Disclosing Party disclosing or providing such Confidential Information and shall use commercially reasonable efforts to cooperate with the Providing Party so that the Providing Party may seek any reasonable protective arrangements or other appropriate remedy and/or waive compliance with this Section 9.08. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy will be borne by the Providing Party. Subject to the foregoing, the Disclosing Party may thereafter disclose or provide such Confidential Information to the extent (but only to the extent) required by such Applicable Law (as so advised by legal counsel) or by lawful process or by such Governmental Authority and shall promptly provide the Providing Party with a copy of the Confidential Information so disclosed, in the same form and format as disclosed, together with a list of all Persons to whom such Confidential Information was disclosed.

9.09. Disclosure of Third Party Information. TripAdvisor acknowledges that it and the other members of the TripAdvisor Group may have in its or their possession confidential or proprietary Information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party while part of the Expedia Group. TripAdvisor will hold, and will cause the other members of its Group and its and their respective Representatives to hold, in strict confidence the confidential and proprietary Information of Third Parties to which TripAdvisor or any other member of the TripAdvisor Group has access, in accordance with the terms of any agreements entered into prior to the Effective Time between one or more members of the Expedia Group (whether acting through, on behalf of, or in connection with, the Separated Businesses) and such Third Parties.

ARTICLE X

DISPUTE RESOLUTION

10.01. Interpretation; Agreement to Resolve Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and dispute resolution set forth in this Article X shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the Expedia Group on the one hand and the TripAdvisor Group on the other hand. Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article X shall be the sole and exclusive procedures in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as otherwise required by Applicable Law.

10.02. Dispute Resolution; Mediation.

(a) Either Party may commence the dispute resolution process of this Section 10.02 by giving the other Party written notice (a “Dispute Notice”) of any controversy, claim or dispute of whatever nature arising out of or relating to this Agreement or the breach, termination, enforceability or validity thereof (a “Dispute”) which has not been resolved in the normal course of business. The Parties shall attempt in good faith to resolve any Dispute by negotiation between executives of each Party hereto (“Senior Party Representatives”) who have authority to settle the Dispute and who are at a higher level of management than the persons who have direct responsibility for the administration of this Agreement. Within 15 days after delivery of the Dispute Notice, the receiving Party shall submit to the other a written response (the “Response”). The Dispute Notice and the Response shall include (i) a statement setting forth the position of the Party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such Party’s Senior Party Representative and any other persons who will accompany the Senior Party Representative at the meeting at which the Parties will attempt to settle the Dispute. Within 30 days after the delivery of the Dispute Notice, the Senior Party Representatives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. The Parties shall cooperate in good faith with respect to any reasonable requests for exchanges of information regarding the Dispute or a Response thereto.

(b) If the Dispute has not been resolved within 60 days after delivery of the Dispute Notice, or if the Parties fail to meet within 30 days after delivery of the Dispute Notice as hereinabove provided, the Parties shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 10.02 before resorting to arbitration contemplated by Section 10.03 or any other dispute resolution procedure that may be agreed by the Parties.

(c) All negotiations, conferences and discussions pursuant to this Section 10.02 shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

(d) Unless the Parties agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator mutually selected by the Parties.

(e) Within 30 days after the mediator has been selected as provided above, both Parties and their respective attorneys shall meet with the mediator for one mediation session of at least four hours, it being agreed that each Party representative attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either Party may give the other and the mediator a written notice declaring the mediation process at an end.

10.03. Arbitration. If the Dispute has not been resolved by the dispute resolution process described in Section 10.02, the Parties agree that any such Dispute shall be settled by binding arbitration before the American Arbitration Association (“AAA”) in Wilmington, Delaware pursuant to the Commercial Rules of the AAA. Any arbitrator(s) selected to resolve the Dispute shall be bound exclusively by the laws of the State of Delaware without regard to its choice of law rules. Any decisions of award of the arbitrator(s) will be final and binding upon the Parties and may be entered as a judgment by the Parties hereto. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by law.

10.04. Costs. The costs of any mediation or arbitration pursuant to this Article X shall be shared equally between the Parties.

10.05. Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE XI

FURTHER ASSURANCES

11.01. Further Assurances. (a) Each Party covenants with and in favor of the other Party as follows:

(i) except as provided in Section 13.01, prior to, on and after the Effective Time, each Party hereto shall, and shall cause the other relevant members of its Group to, cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute, acknowledge and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, assurances or documents, including instruments of conveyance, assignments and transfers, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Authorizations), and to take all such other actions as such Party may reasonably be requested to take by the other Party hereto (or any member of its Group) from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to give effect to the provisions, obligations and purposes of this Agreement and the Ancillary Agreements and the transfers of the Separated Businesses and of the Separated Assets and the assignment and assumption of the Assumed Liabilities and the other transactions contemplated hereby and thereby; and

(ii) to the extent that Expedia or TripAdvisor discovers at any time following the Effective Time any Asset that was intended to be transferred to TripAdvisor or any other member of the TripAdvisor Group pursuant to this Agreement was not so transferred at the Effective Time, Expedia shall, or shall cause the other relevant members of its Group to promptly, assign and transfer to TripAdvisor or any other member of the TripAdvisor Group reasonably designated by TripAdvisor such Asset and all right, title and interest therein in a manner and on the terms consistent with the relevant provisions of this Agreement, including, without limitation, Section 2.14(b). Similarly, to the extent that Expedia or TripAdvisor discovers at any time following the Effective Time any Asset that was intended to be retained by Expedia or any other member of the Expedia Group was not so retained at the Effective Time, TripAdvisor shall, or shall cause the other relevant members of its Group to promptly to, assign and transfer to Expedia or any other member of the Expedia Group reasonably designated by Expedia such Asset and all right, title and interest therein in a manner and on the terms consistent with the relevant provisions of this Agreement, including, without limitation, Section 2.14(b). For the avoidance of doubt, the transfer of any Assets under this paragraph (a) shall be effected without any additional consideration by either Party hereunder (such deferred transfers being referred to as “Deferred Transactions”).

(b) On or prior to the Effective Time, Expedia and TripAdvisor, in their respective capacities as direct and indirect parent companies of the members of their respective Groups, shall each approve or ratify any actions of the members of their respective Groups as may be necessary or desirable to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Prior to the Effective Time, if a Party identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arms’ length basis on which the other Party can provide such service.

ARTICLE XII

CERTAIN OTHER MATTERS

12.01. Auditors and Audits; Annual and Quarterly Financial Statements and Accounting. Each Party agrees that during the one hundred and eighty (180) days following the Effective Time and in any event solely with respect to the preparation and audit of each of Expedia’s and TripAdvisor’s financial statements for the year ending December 31, 2011, the printing, filing and public dissemination of such financial statements, the audit of Expedia’s internal control over financial reporting and management’s assessment thereof and management’s assessment of Expedia’s disclosure controls and procedures, in each case made as of December 31, 2011:

(a) Date of Auditors’ Opinion. TripAdvisor shall use commercially reasonable efforts to enable TripAdvisor’s auditors (“TripAdvisor’s Auditors”) to complete their audit such that they will date their opinion on TripAdvisor’s audited annual financial statements on the same date that Expedia’s auditors (“Expedia’s Auditors”) date their opinion on Expedia’s audited annual financial statements (except to the extent an earlier date is necessary to comply with SEC rules), and to enable Expedia to meet its timetable for the printing, filing and public dissemination of Expedia’s annual financial statements.

(b) Annual Financial Statements. (i) Expedia shall provide to TripAdvisor on a timely basis all Information reasonably required to meet TripAdvisor’s schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures in accordance with Item 307 of Regulation S-K and (ii) TripAdvisor shall provide to Expedia on a timely basis all Information reasonably required to meet Expedia’s schedule for its report on internal control over financial reporting in accordance with Item 308 of Regulation S-K and its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “2011 Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, TripAdvisor will provide all required financial and other Information with respect to TripAdvisor and its Subsidiaries to TripAdvisor’s Auditors in a sufficient and reasonable time and in sufficient detail to permit TripAdvisor’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Expedia’s Auditors with respect to Information to be included or contained in Expedia’s annual financial statements and to permit Expedia’s Auditors and Expedia’s management to complete the 2011 Internal Control Audit and Management Assessments.

(c) Access to Personnel and Books and Records. TripAdvisor shall authorize TripAdvisor’s Auditors to make available to Expedia’s Auditors both the personnel who performed or are performing the annual audits of TripAdvisor and work papers related to the annual audits of TripAdvisor, in all cases within a reasonable time prior to TripAdvisor’s Auditors’ opinion date, so that Expedia’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of TripAdvisor’s Auditors as it relates to Expedia’s Auditors’ report on Expedia’s financial statements, all within sufficient time to enable Expedia to meet its timetable for the printing, filing and public dissemination of Expedia’s annual financial statements. Similarly, Expedia shall authorize Expedia’s Auditors to make available to TripAdvisor’s Auditors both the personnel who performed or are performing the annual audits of Expedia and work papers related to the annual audits of Expedia, in all cases within a reasonable time prior to Expedia’s Auditors’ opinion date, so that TripAdvisor’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Expedia’s Auditors as it relates to TripAdvisor’s Auditors’ report on TripAdvisor’s financial statements, all within sufficient time to enable TripAdvisor to meet its timetable for the printing, filing and public dissemination of TripAdvisor’s annual financial statements. TripAdvisor shall make available to Expedia’s Auditors and Expedia’s management TripAdvisor’s personnel and TripAdvisor books and records in a reasonable time prior to Expedia’s Auditors’ opinion date and Expedia’s management’s assessment date so that Expedia’s Auditors and Expedia’s management are able to perform the procedures they consider necessary to conduct the 2011 Internal Control Audit and Management Assessments.

(d) TripAdvisor Annual Report. TripAdvisor will deliver to Expedia a substantially final draft, as soon as the same is prepared, of the first report to be filed with the SEC that includes TripAdvisor’s audited financial statements for the year ending December 31, 2011 (the “TripAdvisor Annual Report”); provided, however, that TripAdvisor may continue to revise such TripAdvisor Annual Report prior to the filing thereof, which changes will be delivered to Expedia as soon as reasonably practicable; provided, further, that Expedia’s and TripAdvisor’s personnel will actively consult with each other regarding any changes which TripAdvisor may consider making to the TripAdvisor Annual Report and related disclosures prior to the anticipated filing with the SEC, with particular focus on any changes which would have an effect upon Expedia’s financial statements or related disclosures.

Nothing in this Section 12.01 shall require either party to violate any agreement with any Third Party regarding the confidentiality of confidential and proprietary Information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 12.01 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party Consent to the disclosure of such Information.

ARTICLE XIII

SOLE DISCRETION OF EXPEDIA; TERMINATION

13.01. Sole Discretion of Expedia. Notwithstanding any other provision of this Agreement, until the occurrence of the Effective Time, Expedia shall have the sole and absolute discretion:

(a) to determine whether to proceed with all or any part of the Separation, including any Separation Transaction, or the Reclassification, and to determine the timing of and any and all conditions to the completion of the Separation and the Reclassification or any part thereof or of any other transaction contemplated by this Agreement; and

(b) to amend or otherwise change, delete or supplement, from time to time, any term or element of the Separation, including any Separation Transaction, or the Reclassification or any other transaction contemplated by this Agreement.

13.02. Termination. This Agreement and all Ancillary Agreements may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of Expedia without the approval of TripAdvisor or of the stockholders of Expedia. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Date, this Agreement may not be terminated except by an agreement in writing signed by the Parties.

ARTICLE XIV

MISCELLANEOUS

14.01. Limitation of Liability. In no event shall any member of the Expedia Group or the TripAdvisor Group be liable to any member of the other Group for any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss of any kind, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such Person has been advised of the possibility of any such damages; provided, however, that the foregoing limitations shall not limit either Party’s indemnification obligations for Liabilities with respect to Third Party Claims as set forth in Article VII. The provisions of Article X shall be the Parties’ sole recourse for any breach hereof.

14.02. Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties thereto and delivered to the other party or parties.

14.03. Entire Agreement. This Agreement, the Ancillary Agreements, and the Schedules and Exhibits hereto and thereto and the specific agreements contemplated hereby or thereby contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, oral or written, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. No agreements or understandings with respect to the subject matter hereof or thereof exist between the Parties other than those set forth or referred to herein or therein.

14.04. Construction. In this Agreement and each of the Ancillary Agreements, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement or the relevant Ancillary Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any gender includes each other gender;

(d) reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, supplemented or restated, and in effect from time to time in accordance with the terms thereof subject to compliance with the requirements set forth herein or in the relevant Ancillary Agreement;

(e) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement or to the relevant Ancillary Agreement as a whole and not to any particular article, section or other provision hereof or thereof;

(g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h) the Table of Contents and headings are for convenience of reference only and shall not affect the construction or interpretation hereof or thereof;

(i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;” and

(j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

14.05. Signatures. Each Party acknowledges that it and the other Party (and the other members of their respective Groups) may execute certain of the Ancillary Agreements by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name (or that of the applicable member of its Group) as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

14.06. Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that except as specifically provided in any Ancillary Agreement, no Party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

14.07. Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Expedia Indemnified Party or any TripAdvisor Indemnified Party in their respective capacities as such and for the release under Section 7.01 of any Person provided therein and except as specifically provided in any Ancillary Agreement, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto and thereto and their respective successors and permitted assigns and are not intended to confer upon any Person, except the parties hereto and thereto and their respective successors and permitted assigns, any rights or remedies hereunder and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement; and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

14.08. Payment Terms. (a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by one Party to the other under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

14.09. Governing Law. Except as set forth in Article X, this Agreement and each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

14.10. Notices. All notices or other communications under this Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be in writing and shall be deemed to be duly given when delivered in person or successfully transmitted by facsimile, addressed as follows:

If to Expedia, to:

Expedia, Inc.

333 108th Avenue NE

Bellevue, WA 98004

Attention: General Counsel

Fax: (425) 679-7200

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Andrew J Nussbaum, Esq.

Fax: (212) 403-2000

If to TripAdvisor, to:

TripAdvisor, Inc.

141 Needham Street

Newton, MA 02464

Attention: General Counsel

Fax: (617) 670-6300

Any Party may, by notice to the other Party as set forth herein, change the address or fax number to which such notices are to be given.

14.11. Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party hereto or thereto. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

14.12. Publicity. Prior to the Effective Time, Expedia shall be responsible for issuing any press releases or otherwise making public statements with respect to this Agreement, the Separation, the Reclassification or any of the other transactions contemplated hereby and thereby, and TripAdvisor shall not make such statements without the prior written consent of Expedia. Prior to the Effective Time, Expedia and TripAdvisor shall each consult with the other prior to making any filings with any Governmental Authority with respect thereto.

14.13. Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, any covenants, representations or warranties contained in this Agreement and each Ancillary Agreement shall survive the Separation and Reclassification and shall remain in full force and effect.

14.14. Waivers of Default; Conflicts. (a) Waiver by any Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b) Each Party acknowledges that each of the Parties and each member of their respective Group are all currently represented by members of Expedia’s legal department and Expedia’s outside counsel. Each of Expedia (on behalf of itself and every member of its Group), on the one hand, and TripAdvisor (on behalf of itself and every member of its Group), on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Effective Time.

14.15. Amendments. This Agreement may be amended, supplemented, modified or abandoned at any time prior to the Effective Time by and in the sole and absolute discretion of Expedia without the approval of TripAdvisor or of the stockholders of Expedia. After the Effective Time, no provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed by their duly authorized representatives.

EXPEDIA, INC.

By:	/s/ Mark D. Okerstrom
Name:	Mark D. Okerstrom
Title:	Executive Vice President & Chief Financial Officer

TRIPADVISOR, INC.

By:	/s/ Stephen Kaufer
Name:	Stephen Kaufer
Title:	President & Chief Executive Officer

Expedia-TripAdvisor Separation Agreement – Schedules

FINAL 12.20.11

Schedule 1.01(a) - Old Expedia Warrants

Schedule 1.01(b) - TripAdvisor Group Balance Sheet

Schedule 2.02(a) - Separation Transactions

Schedule 2.04(a) - Separated Assets

Schedule 2.04(b) - Separated Entities

Schedule 2.06(a) - Excluded Assets

Schedule 2.07(a) - Assumed Liabilities

Schedule 2.07(b) - Retained Liabilities

Schedule 2.07(c) - Shared Liabilities

Schedule 3.07 - Deferred Separated Assets

Schedule 5.02(c) - Unreleased Guarantees